Exhibit 99.1

Contact: Sean McHugh Vice President Investor Relations and Communications (970) 506-7490
SWIFT & COMPANY ANNOUNCES AGREEMENT TO SELL
NON-FED CATTLE BUSINESS TO XL FOODS INC.
XL Foods to Acquire Swift’s Plant in Omaha, Nebraska and Assets in Nampa, Idaho
GREELEY, COLO., April 13, 2006 — Swift & Company, the world’s second-largest processor of fresh beef and pork products, today announced that it has signed a definitive agreement to sell its non-fed cattle business, including its Omaha, Nebraska operating plant and its assets in Nampa, Idaho, to XL Foods Inc., of Alberta, Canada.
Swift & Company President and CEO Sam Rovit said, “We are pleased to announce this agreement with XL Foods, a respected operator in our industry, in a transaction that affords both companies the opportunity to enhance their strategic focus in their respective sectors of the core beef business — fed-cattle for Swift, non-fed cattle for XL.”
Rovit added, “We look forward to working with the XL Foods management team to complete the sale process. We are also pleased that our agreement includes the expectation that XL will honor all commitments made to the existing production workforce and management team in Omaha — a critical requirement for the sale negotiation from Swift’s perspective.”
Swift & Company intends to reinvest the sale proceeds back into its existing core lines of business. Additional transaction terms were not disclosed.
About Swift & Company
With nearly $10 billion in annual sales, Swift & Company is the world’s second-largest processor of fresh beef and pork. Founded in 1855 and headquartered in Greeley, Colorado, Swift processes, prepares, packages, markets, and delivers fresh, further processed and value-added beef and pork products to customers in the United States and international markets. For more information, please visit www.swiftbrands.com.
About XL Foods Inc.
XL Foods is the foremost Canadian owned and operated beef processor in Canada. It is part of the Nilsson Bros. Group of companies, which are a diverse agri-business that is involved in all facets of beef and cattle production, marketing and processing. XL operates facilities in both Alberta and Saskatchewan that process in excess of 450,000 head per year. For more information, please visit www.xlfoods.com.
XL Foods Inc. contact:
Brian Nilsson
(780) 477-2233
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